Exhibit 99.1

NeurogesX, Inc. Stephen Ghiglieri Chief Financial Officer (650) 358-3310	The Ruth Group Sara Pellegrino (investors) (646) 536-7002 spellegrino@theruthgroup.com

Jason Rando (media)/Janine McCargo (646) 536-7025/7033 jrando@theruthgroup.com jmccargo@theruthgroup.com

NeurogesX Receives FDA Orphan Drug Designation for Qutenza™

for Treatment of Postherpetic Neuralgia

Potential Seven Years Market Exclusivity in PHN Pending Product Approval

San Mateo, Calif., (June 2, 2009) – NeurogesX, Inc. (NASDAQ: NGSX), a biopharmaceutical company focused on developing and commercializing novel pain management therapies, announced today that the Office of Orphan Product Development (OOPD) of the U.S. Food and Drug Administration (FDA) has granted orphan drug designation for Qutenza™ (formerly NGX-4010), a high concentration capsaicin dermal patch for the management of neuropathic pain in patients with postherpetic neuralgia (PHN).

The FDA is currently reviewing the Company’s new drug application (NDA) for Qutenza in PHN and has assigned a Prescription Drug User Fee Act (PDUFA) date of August 16, 2009. Qutenza, if approved by the FDA, would benefit from seven years of market exclusivity in PHN as a result of this orphan designation.

The U.S. Orphan Drug Act encourages the development of products that demonstrate promise for the diagnosis, prevention and/or treatment of rare diseases and conditions affecting 200,000 patients or less. Orphan drug designation is an important economic incentive for the development of new products, providing seven years of exclusive marketing rights during which the FDA will not approve the same drug from another sponsor for the same orphan indication during the exclusivity period. In addition, orphan designation allows for reduction in certain regulatory fees, and additional regulatory support for R&D initiatives.

Anthony DiTonno, President and CEO, commented, “The FDA’s orphan designation underscores the unmet need of patients suffering from PHN and may serve to strengthen Qutenza’s competitive position through seven years of market exclusivity upon approval.”

PHN is a chronic painful condition that develops in patients following a herpes zoster (shingles) outbreak. Current treatments for PHN include antidepressants, anticonvulsants, topical anesthetics and opioid analgesics.

About NeurogesX, Inc.

NeurogesX (NASDAQ: NGSX) is a biopharmaceutical company focused on developing and commercializing novel pain management therapies. Its initial focus is on chronic peripheral neuropathic pain, including postherpetic neuralgia (PHN), painful HIV-distal sensory polyneuropathy (HIV-DSP) and painful diabetic neuropathy (PDN). NeurogesX’ late stage product portfolio is led by its product candidate Qutenza, a dermal patch designed to manage pain associated with peripheral neuropathic pain conditions. Qutenza is currently approved in the European Union for the treatment of neuropathic pain in non-diabetic adults, either alone or in combination with other medicinal products for pain. NeurogesX submitted a new drug application (NDA) for Qutenza to the U.S. Food and Drug Administration (FDA) which was accepted for filing by the FDA in December 2008 and was given a Prescription Drug User Fee Act (PDUFA) date of August 16, 2009.

NeurogesX’ second most advanced product candidate, NGX-1998, is a topically applied, liquid formulation containing a high concentration of capsaicin designed to treat pain associated with neuropathic pain conditions. NGX-1998 has completed three Phase 1 studies and NeurogesX is currently evaluating the timing of entering Phase 2 development.

NeurogesX’ early stage product pipeline includes pre-clinical compounds, which are prodrugs of acetaminophen and various opioids. The company has evaluated these compounds in vitro and in vivo and is currently seeking development partners for these programs.

Safe Harbor Statement

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). NeurogesX disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, the extension of marketing exclusivity for Qutenza if approved by the FDA; and the timing and outcome of regulatory decisions and label approval being sought or that may be obtained with respect to the NDA for Qutenza with the FDA. Such statements are based on management’s current expectations, but actual results may differ materially due to various risks and uncertainties, including, but not limited to; positive results in clinical trials may not be sufficient to obtain FDA approval; the FDA may request additional clinical trials or other information prior to granting approval for Qutenza; any regulatory approvals which are received may be limited to certain indications; NeurogesX’ product candidates may have unexpected adverse side effects or inadequate therapeutic efficacy; and other difficulties or delays in, clinical development of, and obtaining regulatory approval for NeurogesX’ product candidates. For further information regarding these and other risks related to NeurogesX’ business, investors should consult NeurogesX’ filings with the Securities and Exchange Commission.